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                                                                    EXHIBIT 12.1



                         THE CHARLES SCHWAB CORPORATION

                Computation of Ratio of Earnings to Fixed Charges
                    (Dollar amounts in thousands, unaudited)



                                                                                   YEAR ENDED DECEMBER 31,

                                                          1996            1995            1994            1993            1992
                                                          ----            ----            ----            ----            ----

EARNINGS BEFORE TAXES ON INCOME
   AND EXTRAORDINARY CHARGE                             $394,063        $277,104        $224,343        $206,272        $146,228
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FIXED CHARGES
    Interest expense - customer                          368,462         321,225         178,067         114,609         140,819
    Interest expense - other                              57,410          35,998          20,169          17,943          18,712
    Interest portion of rental expense                    23,051          20,810          17,102          15,428          13,314
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    Total fixed charges (A)                              448,923         378,033         215,338         147,980         172,845
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EARNINGS BEFORE TAXES ON INCOME,
    EXTRAORDINARY CHARGE AND FIXED CHARGES (B)          $842,986        $655,137        $439,681        $354,252        $319,073
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RATIO OF EARNINGS TO FIXED CHARGES (B) DIVIDED BY (A)*       1.9             1.7             2.0             2.4             1.8
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RATIO OF EARNINGS TO FIXED CHARGES EXCLUDING
    CUSTOMER INTEREST EXPENSE**                              5.9             5.9             7.0             7.2             5.6
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

* The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on income, extraordinary charge and fixed charges. "Fixed charges" consist of interest expense incurred on payables to customers, subordinated borrowings, term debt, capitalized interest and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.